CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus for Neuberger Berman Absolute Return Multi-Manager Fund and "Independent Registered Public Accounting Firm” and “Financial Statements” in the Neuberger Berman Alternative Fund and Multi-Asset Class Funds Statement of Additional Information, and to the incorporation by reference in Post-Effective Amendments No. 33 to the Registration Statement (Form N-1A, No. 333-122847) of our reports dated December 21, 2012 on the financial statements and financial highlights of Neuberger Berman Absolute Return Multi-Manager Fund (one of the series of Neuberger Berman Alternative Funds) included in the October 31, 2012 Annual Reports to Shareholders of Neuberger Berman Alternative Funds.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
December 30, 2013